Personal Use of Corporate Aircraft
                             Non-Executive Chairman


This Personal Use of Corporate Aircraft Policy only applies to the Non-Executive Chairman. AII Services provides private aircraft for the safe and efficient business transport of senior company personnel under separate policies.

Eligibility

At the Compensation Committee's discretion, the Non-Executive Chairman is eligible to use the company aircraft for personal travel. The per calendar year benefit to the Non-Executive Chairman will be set by the Committee and is initially expected to be $45,000 computed using the incremental cost method or such other method that may be mandated. At the end of the year, amounts in excess of or below $45,000 will be offset against the Non-Executive Chairman's cash compensation.

Authorization and Reporting

All personal use must be documented, indicating passengers, dates, hours used, legs taken and fuel and maintenance required.

The Non-Executive Chairman or designate is responsible for promptly reporting the details of the trip to Accounting.

The value of the trip, using SIFL rates, will be reported as imputed income according to state and federal tax requirements.

No gross up of imputed SIFL income will occur.

Other

Customary aircraft-related expenses (fuel, maintenance, pilot fees, etc.) incurred for personal use, within these guidelines, will be paid by the Company. All other expenses (such as catering) are to be borne by the Non-Executive Chairman.

Business travel needs will override personal use requests.

The Executive Compensation Committee of the Board will review a summary of personal use each year.